Exhibit 99.1

CytomX Therapeutics Announces First Quarter 2021 Financial Results and Provides Business Update

SOUTH SAN FRANCISCO, Calif., May 6, 2021 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational conditionally activated therapeutics based on its Probody® technology platform, today reported first quarter 2021 financial results and provided a business update.

“Building on the sustained and focused performance by the CytomX team throughout 2020, we made excellent progress in the first quarter of 2021 with an ongoing emphasis on our two lead clinical product candidates, praluzatamab ravtansine (CX-2009) and CX-2029, both of which are in key Phase 2 studies addressing late-stage cancers with substantial unmet need,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “We also continued to innovate with the unveiling of our work on conditionally activated cytokines that leverages the depth of our expertise in protein engineering, protease biology, and our understanding of the tumor microenvironment. Our leadership in the field of conditional activation and the versatility of our Probody technology platform position us for success in realizing our vision of transforming lives with safer, more effective therapies,” added Dr. McCarthy.

Business Highlights and Recent Developments

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Hosted a virtual investor event and webcast with industry experts John Lambert Ph.D., former chief scientific officer, ImmunoGen; Sara M. Tolaney, M.D., Dana-Farber Cancer Institute, Harvard Medical School; and Melissa L. Johnson, M.D., Sarah Cannon Research Institute, as well as company executives, to discuss CytomX’s Probody technology platform and the two lead product candidates, praluzatamab ravtansine (CX-2009) and CX-2029. An archived replay of the webcast can be accessed on the Events and Presentations section of CytomX’s website.

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Began enrolling patients with human epidermal growth factor receptor 2 (HER2)-non-amplified breast cancer into a Phase 2 multi-cohort study evaluating our anti-CD166 conditionally activated antibody-drug conjugate (ADC), praluzatamab ravtansine (CX-2009) as monotherapy and, in patients with triple-negative breast cancer (TNBC), in combination with pacmilimab (CX-072), our conditionally activated anti-PD-L1 antibody.

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Patient enrollment continued in the Phase 2 expansion study evaluating CX-2029, the anti-CD71 conditionally activated ADC in co-development with our partner AbbVie, as a single agent in four cohorts: squamous non-small cell lung cancer, head and neck squamous cell carcinoma, esophageal and gastro-esophageal junction cancers, and diffuse large B-cell lymphoma.

•

Featured presentation at the Triple Negative Breast Cancer (TNBC) Drug Development Digital Summit 2021, by Alison L. Hannah, M.D., CytomX’s chief medical officer, titled “Clinical Development of Praluzatamab Ravtansine (CX-2009), a Conditionally Activated Probody Drug Conjugate (PDC) Targeted Against CD166 (ALCAM) in Patients with Advanced Breast Cancer.”  The oral presentation can be downloaded using this link.

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Presented preclinical data highlighting an improved therapeutic window and potent anti-cancer activity for a conditionally activated interferon alpha-2b at the Cytokine-Based Cancer Immunotherapies Summit, demonstrating successful broadening of the Probody technology platform to cytokine modalities. The oral presentation can be downloaded using this link.

•

Our partner, Bristol Myers Squibb, expanded the scope of the Part 2b evaluation of BMS-986249, a Probody version of the CTLA-4-targeting antibody, ipilimumab, in combination with the anti-PD-1 antibody, nivolumab, with three new indications, advanced hepatocellular carcinoma, metastatic castration-resistant prostate cancer, and advanced TNBC. This combination is also being evaluated by Bristol Myers Squibb in a randomized study in patients with metastatic melanoma. Bristol Myers Squibb also continued to evaluate BMS-986288, a Probody version of non-fucosylated ipilimumab, as monotherapy or in combination with nivolumab in a Phase 1 clinical trial.

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In collaboration with Amgen, investigational new drug application (IND)-enabling studies continued for CX-904, our conditional T-cell engaging bispecific antibody targeting the epidermal growth factor receptor (EGFR) on tumor cells and CD3 on T cells.

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IND-enabling studies for CX-2043, our third conditionally activated ADC directed against the epithelial cell adhesion molecule (EpCAM/Trop-1), were delayed as a result of recent supply chain interruptions. We no longer expect to submit an IND for CX-2043 in 2021.

•	Raised approximately $108 million from a follow-on public equity offering to support clinical and preclinical pipeline advancement and operations.

Anticipated 2021 Events

•	Initial data from the praluzatamab ravtansine (CX-2009) Phase 2 study in the fourth quarter of 2021.
•	Initial data from the CX-2029 Phase 2 expansion study in the fourth quarter of 2021.
•	IND submission for CX-904 in late 2021.

First Quarter 2021 Financial Results

Cash, cash equivalents and short-term investments totaled $393.8 million as of March 31, 2021, compared to $316.1 million as of December 31, 2020.

Revenue was $16.0 million for the three months ended March 31, 2021 compared to $49.6 million for the corresponding period in 2020. The decrease of $33.6 milllion was due to a $28.9 million decrease in revenue from AbbVie primarily related to the $40.0 million milestone payment earned in March 2020 associated with the CX-2029 project, a $10.0 million decrease in revenue from Bristol Myers Squibb for a milestone payment earned from the CTLA-4 program in February 2020, offset by an increase in revenue of $4.4 million from Astellas mainly driven by the full quarter recognition of the $80.0 million upfront payment related to the Collaboration and License Agreement with Astellas entered into in March 2020.

Research and development expenses decreased by $20.4 million during the three months ended March 31, 2021 to $22.4 million compared to $42.8 million for the corresponding period in 2020.  The decrease was largely attributed to a decrease of $11.2 million in licensing expenses and a decrease of $8.5 million in laboratory contracts and services, decreased clinical trial spend and timing of manufacturing activities.

General and administrative expenses were essentially flat during the three months ended March 31, 2021 amounting to $9.2 million compared to $9.6 million for the corresponding period in 2020.

Conference Call & Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT). Interested parties may access the live webcast of the conference call from the Events and Presentations page of CytomX's website at www.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) using the passcode 5397530. An archived replay of the webcast will be available on the Company’s website until May 13, 2021.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapies. We are developing a novel class of investigational conditionally activated therapeutics, based on our Probody® technology platform, for the treatment of cancer. CytomX has strategic drug discovery and development collaborations with AbbVie, Amgen, Astellas, and Bristol Myers Squibb.

Probody therapeutics are conditionally activated biologics designed to remain inactive until they are activated by proteases in the tumor microenvironment. As a result, Probody therapeutics are intended to bind selectively to tumors and decrease binding to healthy tissue, to minimize toxicity and potentially create safer, more effective therapies. As leaders in the field, our innovative technology is designed to turn previously undruggable targets into druggable targets and to enable more effective combination therapies. CytomX and its partners, comprised of leading biotechnology and pharmaceutical companies, have developed a robust pipeline of potential first-in-class therapeutic candidates against novel, difficult to drug targets and potential best-in-class immunotherapeutic candidates against clinically validated targets. The CytomX clinical-stage pipeline comprises five assets, four of which are in Phase 2 clinical studies. First-in-class product candidates against previously undruggable targets include a CD166-targeting conditionally activated antibody-drug conjugate wholly owned by CytomX (praluzatamab ravtansine, CX-2009) and a CD71-targeting conditionally activated antibody-drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody-drug conjugates due to their presence on many healthy tissues. The CytomX clinical-stage pipeline also includes cancer immunotherapeutic candidates against validated targets such as the CTLA-4-targeting Probodies, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb, and our wholly-owned conditionally activated anti-PD-L1 antibody, pacmilimab (CX-072). For additional information about CytomX Therapeutics, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including praluzatamab ravtansine (CX-2009), CX-2029, BMS-986249, BMS-986288, and pacmilimab (CX-072), the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, and pacmilimab (CX-072), and the timing of the commencement of clinical trials and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of praluzatamab ravtansine, CX-2029, BMS-986249, BMS-986288, and pacmilimab (CX-072); CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2021. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

CytomX Contact:

Chau Cheng, PhD MBA

VP, Investor Relations & Corp. Communications

ccheng@cytomx.com

Direct: (650) 273-4999

Investor and Media Contact:

Stern Investor Relations

Stephanie Ascher

stephanie.ascher@sternir.com
212-362-1200

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues	$15,971	$49,593
Operating expenses:
Research and development	22,371	42,814
General and administrative	9,227	9,572
Total operating expenses	31,598	52,386
Loss from operations	(15,627)	(2,793)
Interest income	68	1,075
Other income, net	5	12
Loss before income taxes	(15,554)	(1,706)
Provision for (benefit from) income taxes	—	(13,911)
Net income (loss)	$(15,554)	$12,205
Net income (loss) per share
Basic	$(0.26)	$0.27
Diluted	$(0.26)	$0.26
Shares used to compute net income (loss) per share
Basic	60,968,111	45,723,955
Diluted	60,968,111	47,044,774
Other comprehensive income:
Unrealized gain on short-term investments, net of tax	$4	$279
Comprehensive income (loss)	$(15,550)	$12,484

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$329,666	$191,859
Short-term investments	64,130	124,260
Accounts receivable	756	798
Prepaid expenses and other current assets	5,456	7,096
Total current assets	400,008	324,013
Property and equipment, net	7,172	6,950
Intangible assets, net	1,130	1,167
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	21,736	22,495
Other assets	2,246	2,172
Total assets	$434,158	$358,663
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,582	$2,996
Accrued liabilities	18,831	23,059
Deferred revenue, current portion	76,636	74,869
Total current liabilities	98,049	100,924
Deferred revenue, net of current portion	169,280	186,261
Operating lease liabilities - long term	20,807	21,675
Total liabilities	288,136	308,860
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; and no shares issued and outstanding at March 31, 2021 and December 31, 2020.	—	—
Common stock, $0.00001 par value; 150,000,000 shares authorized and 65,002,897 and 48,251,819 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	611,733	499,964
Accumulated other comprehensive loss	(43)	(47)
Accumulated deficit	(465,669)	(450,115)
Total stockholders' equity	146,022	49,803
Total liabilities and stockholders' equity	$434,158	$358,663

(1)	The condensed balance sheet as of December 31, 2020 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.